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                                                                    Exhibit 99.2

                               AMENDMENT NO. 1 TO
                       ROBERT A. KIERLIN STOCK OPTION PLAN

This Amendment No. 1 to the Robert A. Kierlin Stock Option Plan (the "Plan") is adopted and made by Robert A. Kierlin, of Winona, Minnesota (the "Shareholder"), pursuant to the power reserved to the Shareholder under Paragraph 11 of the Plan. The Plan, which was adopted effective January 3, 2000, for the benefit of employees of Fastenal Company (the "Company"), is hereby amended as follows.

1.       Paragraph 3 of the Plan is hereby amended to read as follows:

         3.       Shares Subject to Options.
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         The aggregate number of Shares for which Options may be granted and which may be purchased upon the exercise of Options granted under the Plan shall not exceed 2,000,000, subject to adjustment under the provisions of paragraph 7. The Shares to be delivered upon the exercise of Options shall be Shares outstanding and owned by the Shareholder at the time the Options are granted. Such Shares shall be specifically identified, and certificates for such Shares shall be delivered by the Shareholder to the Agent, together with stock powers for transfer of such Shares, to be held by the Agent for delivery to Optionees upon exercise of Options. In the event any Option shall, for any reason, terminate or expire or be surrendered without having been exercised in full, the Shares subject to such Option but not purchased thereunder shall be released from the Plan and shall be redelivered to the Shareholder. The Company shall not be obligated to issue any Shares upon the exercise of Options; and neither the Agent nor the Company shall be obligated to acquire any Shares to fulfill any exercise of Options.

2.       Subparagraph 6(a) of the Plan is hereby amended to read as follows:

                  (a). Option Price. The Option price per Share with respect to
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         each Option shall be determined and stated by the Shareholder at the time of grant. Such Option price shall be not less than the closing price at which Shares of the Common Stock were traded on the securities exchange or Nasdaq National Market System on which the Shares are then listed and traded on the most recent trading date preceding the date of grant. If the Common Stock is not then listed and traded upon a securities exchange or the Nasdaq National Market System, such Option price shall be not less than the fair market value of a Share on the date of grant, as determined by the Shareholder. The determination of the Option price by the Shareholder shall be binding upon the Optionee and all other persons.

3.       Subparagraph 6(b) of the Plan is hereby amended to read as follows:

                  (b) Period of Option. Each Option shall expire on the last day
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         of November of the second calendar year after the year in which the
         Option was granted; provided, however, if the expiration date is a day on which the securities exchange or the Nasdaq National Market System on which the Shares are then

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        listed and traded is closed, the expiration date shall be the next day on which it is not closed. For example, an Option granted January 3, 2002, will expire November 30, 2004.

4.      Subparagraph 6(d) of the Plan is hereby amended to read as follows:

        (d) Exercise of Option. Each Option shall be exercisable from time to
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time during the six-month period from June 1 through the date of expiration of such Option specified in subparagraph (b) above.

5.      Paragraph 11 of the Plan is hereby amended to read as follows:

        11. Amendment, Suspension, or Termination of Plan.
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        The Shareholder may at any time suspend or terminate the Plan or may amend it from time to time in such respects as he may deem advisable in order that the Options granted thereunder may conform to any changes in the law or in any other respect which he may deem to be in the best interests of the Company. Unless the Plan shall theretofore have been terminated as provided herein, the Plan shall terminate when all available Options have been granted and no granted Option is outstanding. No Option may be granted during any suspension or after the termination of the Plan. No amendment, suspension, or termination of the Plan shall, without an Optionee's consent, impair any of the rights or obligations under any Option theretofore granted to such Optionee under the Plan. A Participant's consent to any amendment, suspension, or termination of the Plan or to any Option issued pursuant to the Plan shall be deemed to have been given if the Participant fails to object in writing within 15 days after written notice thereof, given in person or by certified mail sent to the Participant's address contained in the records of the Company.

6. The provisions of this Amendment shall be effective on and after January 1, 2002, and shall apply to Options thereafter issued under the Plan, but shall not apply to Options outstanding on that date.

7. Except as modified herein, the Plan shall remain in full force and effect.

Executed at Winona, Minnesota, this 1st day of January, 2002.



                                           /s/ ROBERT A. KIERLIN
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                                           Robert A. Kierlin

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